UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INVESTORS TITLE COMPANY
(Exact name of registrant as specified in its charter)

North Carolina (State of incorporation or organization)	56-1110199 (I.R.S. Employer Identification No.)

121 North Columbia Street Chapel Hill, North Carolina (Address of principal executive offices)	27514 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  N/A.

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

EXPLANATORY NOTE:  This Amendment No. 2 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Investors Title Company (the “Company”) with the Securities and Exchange Commission (“SEC”) on November 15, 2002, as amended by Amendment No. 1 to Form 8-A filed with the SEC on August 12, 2010.

Item 1.	Description of Registrant’s Securities to be Registered.

As of August 22, 2012, the Company entered into a Letter Agreement (the “Amendment”) with Broadridge Corporate Issuer Solutions, Inc. (“Broadridge” or “Rights Agent”) relating to the Company’s Rights to Purchase Series A Junior Participating Preferred Stock.  Pursuant to the Amendment, Broadridge succeeded to the duties of First Citizens Bank & Trust Company as rights agent under the Amended and Restated Rights Agreement, dated as of August 9, 2010 (as amended, the “Shareholder Rights Agreement.”)  The appointment of Broadridge as successor Rights Agent is effective as of September 1, 2012.

The Amendment also modifies Section 21 of the Shareholder Rights Agreement to require that the Rights Agent, together with its affiliates, shall have a combined capital and surplus of at least $100,000,000 at the time of appointment and makes other conforming changes to the Shareholder Rights Agreement.

A copy of the Amendment is attached as Exhibit 4.1 hereto and is incorporated herein by reference.  The foregoing description of the Amendment is qualified in its entirety by reference to Exhibit 4.1.

Item 2.	Exhibits.

Exhibit
Number	Exhibit Description

4.1
Letter Agreement, dated as of August 22, 2012, between the Company and Broadridge Corporate Issuer Solutions, Inc., pursuant to which Broadridge succeeded to the duties of First Citizens Bank & Trust Company as rights agent under the Amended and Restated Rights Agreement, dated as of August 9, 2010.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INVESTORS TITLE COMPANY

Date: August 24, 2012	By:	/s/ James A. Fine, Jr.
		Name:	James A. Fine, Jr.
		Title:	President, Treasurer and Chief
Financial Officer